Salomon Smith Barney                    [LOGO OF A MEMBER TRAVELERS GROUP]
--------------------


SECURITIES AND COMMODITIES TRANSACTIONS
BY U.S. BASED EMPLOYEES
--------------------------------------------------------------------------------
A. Scope of Applicability

This Policy sets forth the minimum requirements for all U.S. based employees except those employed in the Firm's retail branch offices. The Policy applies to all of the Firm's institutional business units and corporate headquarters personnel including the Equity, Fixed Income and Proprietary Trading Departments, the Municipals Division, the Investment Banking Department, the Research Department, the Institutional Branch Offices, and all control and support functions (e.g., Operations, the Financial Division, Branch Administration, Legal, Compliance, Internal Audit, BTO, Human Resources, etc.). Individual business units may adopt additional requirements. Employees should consult their supervisor regarding any additional restrictions. While similar policies apply to employees located at the Firm's overseas affiliates, such local policies may be more or less stringent depending on local requirements and circumstances. Financial Consultants and employees of the Firm's retail branch offices should consult the Compliance Desktop Manual on FCI (COMP DTOP/HELP) for policy provisions applicable to their personal trading activity.

--------------------------------------------------------------------------------
B. Overview

To protect the integrity of the Firm in the conduct of its businesses, it is essential that employees conduct their personal trading activities in a manner that withstands public scrutiny and does not create the appearance of impropriety. Employee trading activity should be oriented toward a philosophy of investment as distinguished from speculation. Employees should not engage in a pattern of frequent short-term trading activity or transact on the basis of rumors or "tips." Moreover, personal trading activities must not distract from full-time work responsibilities.

In order to achieve these objectives and fulfill its regulatory obligation to monitor and supervise such activity, the Firm has adopted the following Policy. Compliance with this Policy will be monitored. Violations may be grounds for disciplinary action up to and including termination of employment.

The Firm reserves the right at any time to restrict trading in any security or commodity by any employee, or to require cancellation of any trade or liquidation of any position established or maintained in an employee account. Any such cancellation or liquidation may be at the employee's expense. The Firm may at any time impose special conditions or restrictions on securities or commodities trading.

This Policy is in addition to, and is not intended to limit or in any way supersede the Firm's Policy regarding the treatment of material, non-public information. Employees must never trade in a security or commodity while in possession of material, non-public information about the issuer or the market for those securities or commodities, even if the employee has satisfied all other requirements of this Policy.

                                                                    June 1, 1998

Any questions regarding this policy should be directed to Elizabeth Cox at 212-816-1734 or Michael Schwartz at 212-723-2135.

--------------------------------------------------------------------------------
C. Covered Employee Accounts

These policies and procedures apply to all transactions in securities, commodities or other financial instruments in "covered employee accounts." A covered employee account is any account in which the employee has a financial interest or has the power, directly or indirectly, to make or influence investment decisions, which includes accounts of:

     .  the employee's spouse

     . the employee's children, the children's spouses, and any other related individuals provided that they reside in the same household with or are financially dependent upon the employee; and

     . any other individual to whose financial support the employee materially contributes.

For spouses or other persons who by reason of their employment are required to conduct their securities, commodities or other financial transactions in a manner inconsistent with this Policy, or in other exceptional circumstances, employees may submit a written request for an exemption to the Compliance Department. Requests for exemptions should be directed to Michael Schwartz.


--------------------------------------------------------------------------------
D. Excluded Accounts

This Policy does not apply to the following types of accounts:

     1. Mutual Funds purchased directly from the fund company, its captive distributor or transfer agent. Employees may not maintain securities accounts with other broker/dealers for the purpose of investing in mutual funds.

     2. Estate or trust accounts in which an employee or related person has a beneficial interest, but no power to affect or ability to influence investment decisions.

     3. Keoghs and 401(k)s where the employee has no power to invest in individual securities.

     4. CDs, money market, savings or checking accounts at banks provided that the account does not, by its terms, allow for the execution of securities or commodities transactions.

Such accounts may be maintained outside the Firm, are not subject to trading restrictions or holding periods, and need not be disclosed to the Compliance Department.

--------------------------------------------------------------------------------
E. Location of Covered Employee Accounts

Except as provided below, all covered employee accounts must be maintained at Salomon Smith Barney. All orders must be entered through a Salomon Smith Barney Financial Consultant ("FC"). Employees may not deal directly with any Firm trading desk for their personal transactions. Employees may open accounts with any Salomon Smith Barney FC of their choice but must ensure that such accounts are properly coded as Employee or Employee Related Accounts and that the employee's supervisor is listed as an "interested party" to receive account statements. Employees should contact an FC, Branch Office Manager, or the Employee Investment Branch for more detailed information on account opening procedures.

Employees may establish discretionary accounts managed by a Salomon Smith Barney FC or the Salomon Smith Barney Asset Management Division. Transactions in such accounts will be subject to the trading restrictions set forth on the Restricted List but will not be subject to a minimum holding period or the other Departmental Trading Restrictions listed below provided that the employee has no power to affect or influence investment decisions for the account. The FC must document the fully discretionary nature of the account.

Exceptions:
Employees seeking exceptions to the requirement that covered employee accounts be maintained at the Firm must obtain prior written approval from the Compliance Department. Such requests should be submitted to Michael Schwartz. For any outside accounts that are approved, the Compliance Department will issue a letter to the entity carrying the account directing that entity to furnish copies of confirmations and account statements to the employee's supervisor as well as to the Compliance Department.

Exceptions will generally be granted for the following types of accounts and, once approved, such accounts will not be subject to trading restrictions, holding period requirements, or any additional departmental requirements:

     . Fully Discretionary or Managed Accounts: Employees may have discretionary accounts managed by an external investment advisor registered as such with the SEC. Only transactions directed by a registered investment advisor in a fully discretionary account will be exempt under this proviso. For this type of account, no communication between the investment adviser and the employee with regard to investment decisions is permitted to occur prior to execution. Employees seeking approval for such accounts must provide a letter signed by the investment adviser confirming that he or she is a duly registered investment advisor, that the account will be fully discretionary, and that the employee will have no power to affect or influence investment decisions.

     . Direct Investment Programs: Employees may participate in direct investment programs which allow the purchase of securities directly from the issuer without the intermediation of a broker/dealer provided that the timing and size of purchases are established by a pre-arranged schedule (e.g., direct investment plans or dividend reinvestment plans).

     . Independent Spousal Accounts: Accounts of an employee's spouse who has an independent source of income or assets and in which the employee has no financial interest (i.e., the employee is not a joint account holder) and no ability to control or influence the investment decisions may be maintained outside the Firm. The employee must sign and submit a request form to the Compliance Department attesting that he or she has not funded the account, has no financial interest in the account, and will have no ability to control or influence investment decisions.

Exceptions may also be granted where (i) the employee has a joint account with the employee's spouse who is employed at another broker/dealer and the account is maintained in accordance with the policies of that broker-dealer (the respective positions of both spouses will be considered in determining whether or not approval will be granted); or (ii) the employee has a position at another broker/dealer that cannot be transferred to Salomon Smith Barney (in which case the exception will apply only to the non-transferable securities). Employees with such accounts must obtain pre-trade approval for all transactions in these accounts from the Compliance Pre-Approval Hotline at (212) 816-1734. Such transactions are subject to the trading restrictions, holding period requirements, and any applicable departmental restrictions listed below.

The Compliance Department will consider other exceptions on a case-by-case basis, but will only grant approval for compelling reasons.

--------------------------------------------------------------------------------

F. Trading Restrictions

1. Restricted List: All Firm employees are subject to the trading restrictions set forth on the Restricted List. All FCs and branch offices have access to the Restricted List through FCI. FCs are responsible for ensuring that all employee trades comply with the Restricted List.

2. Minimum Holding Period: Securities purchased by employees must be held for a minimum of 60 calendar days calculated on a First In, First Out or "FIFO" basis regardless of how the employee may treat the transaction for tax purposes. Short sales, options and futures transactions are also subject to a 60-day holding period. A shorter holding period may be allowed to avoid personal hardship but only with the prior written approval of the employee's supervisor (MD or SVP level). Employees will not be permitted to make a practice of early liquidations. Accordingly, employees should avoid trading in securities of any entity that is in bankruptcy or subject to a tender offer, recapitalization or other extraordinary activity.

   There are two circumstances where supervisors will generally grant exceptions to the minimum 60-day holding period. The first arises when the value of an employee's investment declines by 15% or more from the original acquisition price. This exception is intended to avoid financial hardship and may not be used repeatedly in order to engage in what amounts to short term trading. It does not apply to transactions in options, futures or Travelers Group securities. The second exception arises when an employee purchases a security while Salomon Smith Barney's Research Department has a buy recommendation (a "1" or "2" rating) and subsequently the Research Department downgrades the rating to a sell recommendation (a "4" or "5"). In such circumstances, the employee may generally sell prior to the expiration of the 60-days but only after the research restriction period (usually one trading day) has expired. (see Research Restriction below).

3. Interaction with Customer Orders: Orders for covered employee accounts may never take precedence over client orders and may not be submitted as a prearranged cross with a customer account.

4. Research Restriction: All employees of the Firm are prohibited from purchasing or selling securities in accordance with a new or changed research recommendation from the Firm for one full trading day following the issuance of such recommendation. If the recommendation occurs prior to the opening of the market, the restriction applies for the full trading day. If the recommendation occurs during market hours, the restriction applies for the remainder of the day and, in some instances, for the next full trading day. During the research restricted period, employees may not trade any equity, convertible, or high yield securities issued by the covered company (including warrants, rights, and options for such securities) on the applicable side of the market. This Policy does not prohibit trades against the research recommendation (e.g., an employee may sell during a research restriction imposed because an analyst has upgraded the recommendation, or has initiated coverage with a buy). Securities subject to this restriction will be so designated on FCI. As with the Restricted List, FCs are responsible for ensuring that all employee trades comply with posted research restrictions.

5. New Issues/Public Offerings: Employees may not purchase new issues of corporate securities (including IPOs, secondary equity distributions, debt or convertible offerings and any other syndicate offering) on the offering whether or not Salomon Smith Barney is an underwriter and regardless of whether the offering is considered a "hot issue." After the public offering has been completed, purchases are permitted in the secondary market subject to the other provisions of this Policy.

   Employees may place orders for new issues of certain municipal securities during the retail order period through their FC. The FC must alert the Syndicate Desk that such orders are employee orders when they are submitted. When there is no special retail order period, employee orders within a priority class will only be filled after all institutional and retail customer orders at that priority level have been filled.

6. Additional Departmental Restrictions: Because of the nature of certain employees' activities and in order to avoid the appearance of a conflict between their business activities and their personal investments, additional restrictions or approval requirements apply to employees engaged in the following activities:

     Trading

     . Employees on the OTC Equity Trading Desk are prohibited from trading securities covered by the Desk in their personal accounts. No exceptions will be permitted.

     . Employees of all other trading desks (Fixed Income, Municipals, and Equities) must obtain pre-approval, in writing, from the Desk Head for any personal account transactions involving securities traded by those respective Desks or related derivatives. The employee placing the order cannot price the security involved. No Compliance approval is required.

     . Over-the-Wall traders are prohibited from trading the securities or related derivatives of any issuers involved in the transaction for which they are providing assistance.

     Investment Banking

     . Employees of the Investment Banking Department must obtain pre-trade approval from the Chinese Wall/Control Group for all trades in debt and equity securities and related derivatives except U.S. government or government agency securities. Call the Compliance Pre-approval Hotline at (212) 816-1734 for trade approvals. Approvals are only good for the trading day on which they are given. Generally, trade approval will be denied for any security on the Watch, Restricted, or Proprietary Lists or that is subject to a research restriction or other compliance related restriction.

     . Investment Bank employees may not trade in the securities and related derivatives of issuers for which they are currently providing or have provided services in the last 30 days.

     . For securities and related derivatives of an issuer for which the employee's group has coverage responsibilities, the employee must obtain approval from the group head prior to requesting approval from the Chinese Wall/Control Group. Such transactions are subject to a six month holding period. Trades involving all other securities are subject to a 60 day holding period.

     Equity Capital Markets/Syndicate

     . Employees of Equity Capital Markets/Syndicate must obtain pre-trade approval from the Chinese Wall/Control Group for all trades in debt and equity securities and related derivatives except U.S. government securities, U.S. government agency securities, and investment-grade debt. Call the Compliance Pre-approval Hotline at (212) 816-1734 for trade approvals. Approvals are only good for the trading day on which they are given. Generally, trade approval will be denied for any security on the Watch, Restricted, or Proprietary Lists or that is subject to a research restriction or other compliance related restriction.

     . Employees of Equity Capital Markets/Syndicate may not trade in the securities or related derivatives of issuers for whom the desk has participated as an underwriter in connection with an offering in the last 30 days. The 30 day period is calculated from the day an offering is fully sold.

     Fixed Income Capital Markets/Syndicate

     . Employees of Fixed Income Capital Markets/Syndicate must obtain pre-trade approval, in writing, from the Managing Director responsible for supervising the relevant desk for all trades of debt or equity securities except U.S. government or U.S. government agency securities. Approval will be denied for any security for which the desk is involved in a pending or current offering.

     . Employees of Fixed Income Capital Markets/Syndicate may not trade the securities of issuers for whom the desk has participated as underwriter in connection with an offering in the last 30 days. The 30 day period is calculated from the day an offering is fully sold.

     Equity Research

     . Employees of the Equity Research Department must obtain pre-trade approval, in writing, from a Supervisory Analyst for all trades in debt and equity securities except U.S. government securities, U.S. government agency securities, municipal securities, and investment grade debt. If the security is on the Supervisory Research Control/Research Quiet List, the employee must also obtain approval from Research Counsel.

     . Analysts must liquidate positions in a security and its related derivatives held in their personal accounts prior to initiating coverage about that issuer unless the analyst's position conflicts with the pending recommendation (i.e., the analyst is long the stock and plans to initiate coverage with a neutral or sell recommendation [3, 4 or 5 rating] or the analyst is short the stock and plans to initiate coverage with a buy recommendation [1 or 2 rating]) in which case the analyst may not change his or her position until three (3) business days after the research is made public. Limited exceptions will be granted on a case by case basis.

     . Other than for the purpose of liquidating a position in advance of initiating coverage pursuant to this Policy, analysts may not buy or sell any security or related derivative of an issuer about which they are issuing or contemplating issuing (or know that another analyst is doing so) a report or manifold that will contain an initiation of coverage, a change of recommendation or a material change in earnings estimate or other similarly material information until three (3) business days after such research is made public. This restriction also applies to anyone who becomes aware of the same information concerning imminent or planned publication.

     . Analysts may trade stocks in the industry they follow but cannot buy or sell in contradiction to the Firm's published rating.

     . Transactions by analysts involving securities or related derivatives of an issuer within their personal coverage area are subject to a six (6) month holding period.

     . Over-the-Wall research analysts are prohibited from trading the securities or related derivatives of any issuer involved in the transactions for which they are providing assistance.

     Fixed Income - Corporate Bond, High Yield, and Emerging Market Research

        Employees of Corporate Bond, High Yield, and Emerging Market Research must obtain pre-trade approval, in writing, from the Head of Corporate Bond Research for all employee trades in debt and equity securities except U.S. governments and U.S. government agencies. Transactions involving securities or related derivatives within the employee's personal coverage area are subject to a six month holding period. For employees of High Yield Research, all high yield securities are considered to be covered securities.

     Municipal Sales, Trading and Syndicate

        Employees of Municipal Sales, Trading and Syndicate must obtain pre-trade approval, in writing, from an MD business head or, in the case of branch employees, the branch manager for any transaction in the secondary market involving municipal securities. All transactions must be executed through an FC. Employees will not be permitted to purchase a municipal security in the secondary market from the Firm's trading desk until it has been publicly offered for 24 hours.

     Public Finance Department

        Employees of the Public Finance Department must obtain pre-trade approval, in writing, from the Department Head for any transaction in the primary (other than during a retail order period) or secondary market involving municipal securities. All transactions must be executed through an FC. Employees will not be permitted to purchase a municipal security in the secondary market from the Firm's trading desk until it has been publicly offered for 24 hours.

--------------------------------------------------------------------------------
G. Supervisory Review

Supervisors are responsible for reviewing their employees' personal trading activity for any transaction or pattern of transactions that is inconsistent with this Policy. Supervisors should notify the Compliance Department whenever:
(i) a trade required managerial pre-approval but was not, in fact, approved prior to the trade date; (ii) a trade was made by an employee whom you believe may have possessed confidential information; (iii) a trade or trading pattern appears to be inconsistent with Salomon Smith Barney's philosophy of investment as distinguished from speculation, trading on the basis of rumors, etc; (iv) a trade or trading pattern is inconsistent with departmental restrictions; or (v) there is reason to believe a trade or trading pattern might otherwise be inappropriate. Supervisors will receive periodic reports listing the personal securities transactions of the employees within the supervisor's area of responsibility. Supervisors should evidence their review of such documents (e.g., by initialing the cover page) and maintaining them in the unit's files for a period of three (3) years. Where the Policy requires pre-trade approval by a supervisor, the supervisor is responsible for maintaining documentation of such approvals also for a period of three (3) years. In addition, all employee's personal trading activity is subject to review by the Compliance Department.

--------------------------------------------------------------------------------
H. Transactions in Options and Futures

Employees may buy or sell derivative instruments such as individual stock options, options and futures on indexes and options and futures on fixed-income securities, and may buy or sell physical commodities and futures and forwards on such commodities. Transactions in such products may be effected only through accounts maintained in accordance with this Policy and are subject to any approval requirements or Additional Departmental Restrictions applicable to the employee. All such transactions are subject to a 60-day holding period and employees may not trade such securities if they will expire in less than 60 days. The Firm will permit an exception for an individual stock option that is part of a hedged position where the underlying stock is subject to a 60-day holding period, e.g., a call written against a long stock position.

--------------------------------------------------------------------------------
I. Securities of Travelers Group Inc.

Covered employee accounts may purchase securities of Travelers Group at any time as long as the employee does not have any material non-public information about Travelers Group at the time of the trade. No pre-trade approval is necessary.

Employees who purchase such securities must do so for investment purposes only. Accordingly, all employee purchases of Travelers Group stock or related options are subject to a 60-day holding period.

Salomon Smith Barney believes that no employee should have a financial interest in having the stock of Travelers Group decline in price. Therefore, the following rules apply to all employees (including FCs):

     Permitted transactions:
     ----------------------
          1. Shorts against the box
          2. The use of puts and calls as part of a strategy to hedge a long position (securities must be deliverable)
          3. Purchases of calls

     Prohibited transactions:
     -----------------------
          1. Short sales
          2. Sales of naked options
          3. Purchases of puts for speculative purposes
          4. Speculative option strategies (i.e., straddles, combinations, spreads)
          5. Any transactions related to the hedging of unvested CAP shares*

*Participants in Salomon Inc.'s Equity Partnership Plans ("EPP") may hedge a long position in Travelers Group stock but may only do so with respect to deliverable shares that are not restricted as to transferability and are not held in any retirement plan maintained by the Firm.

--------------------------------------------------------------------------------
J. Limited Partnership and Other Private Transactions

The NASD requires employees of NASD member firms to disclose to their employer any "private securities transactions" in which they engage. "Private securities transactions" include, but are not limited to, purchases or sales of limited liability equity interests such as participations in hedge funds, oil and gas ventures, real estate syndicates, limited partnerships, private placements, or other forms of investment not made available to the general public. Any employee intending to engage in such a transaction must obtain pre-approval from their business unit supervisor and the Compliance Department. Requests for approval should be submitted on an Outside Investments Request Form (which is included in the forms package issued to all new employees or may be obtained from the Human Resources Department) and directed to Michael Schwartz in the Compliance Department. Taking into consideration the nature and/or complexity of any given investment, please allow sufficient time for Compliance review and any possible follow-up questions or issues which may arise. The Compliance Department reserves the right to deny approval where the private securities transaction presents an actual or potential conflict of interest.


                                       9